UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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URBAN OUTFITTERS, INC.

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5000 SOUTH BROAD STREET PHILADELPHIA, PA 19112-1495 PHONE: 215-454-5500 FAX: 215-454-4660 WEBSITE: URBANOUTFITTERSINC.COM

To our valued URBN shareholders:

Please allow us to respond to the letter you may have received on May 1, 2017 from CtW Investment Group addressing the Board composition of Urban Outfitters, Inc. (URBN). We believe the letter contains some valid points, most of which we have been addressing for some time, as well as some factual inaccuracies and omissions. We are writing to remind you of the significant corporate governance progress the Company has made over the past several years and assure you that the Board and the Nominating & Governance Committee are committed to further enhancing the Board’s strategic oversight of the Company.

Throughout its history, URBN has been focused on pleasing its customers by providing them with engaging products and experiences. The Board has been critical to the Company’s success and has delivered strategic advice and oversight, helping URBN to grow and prosper. Ten years ago, in Fiscal Year 2007, the Company registered $1.2 billion in net sales. In Fiscal Year 2017, the Company achieved net sales of over $3.5 billion. In that same ten-year period, however, we have seen major changes to our industry brought about by technology. As the CtW letter correctly notes, these changing times require boards to critically evaluate the mix of skills and expertise necessary to continue providing strategic guidance.

The Board, and more specifically the Nominating & Governance Committee, have been conducting this analysis for many years, engaging with shareholders and working to enhance the Board’s talent in order to continue guiding URBN’s growth. To make the Board even more responsive to shareholders, we declassified the Board, adopted majority voting, and supported and then adopted proxy access for our shareholders. Further, the Nominating & Governance Committee has added four new directors since 2011, three of whom are independent and two of whom are women.

These additions reflect the Nominating & Governance Committee’s strategic approach to refreshing and diversifying talent on the Board. For example, data shows that over the past ten years, the share of disposable income customers spend on apparel has fallen, while the share spent on experiences has increased. In response, the Board added a Director in 2014 with unique skills in creating engaging customer experiences. Likewise, the rise of the internet and e-commerce have fundamentally disrupted the retail industry. In 2016, the Board added a Director who has been referred to as one of the world’s leading authorities on digital marketing.

In addition to these past efforts, the Board and the Nominating & Governance Committee remain committed to further refreshing and diversifying the Board’s talent. Last year, long before CtW’s letter, the Nominating & Governance Committee embarked on a search for additional female candidates with skills that would complement the Board’s strategic oversight role. Most recently, the Committee hired Diversified Search, a well-known executive search firm specializing in identifying diverse senior level executive candidates, to assist in locating new Board candidates. With the assistance of Diversified Search, the Nominating & Governance Committee has been interviewing candidates; the Committee expects to recommend one or two new, independent Directors over the next year without expanding the current size of the Board. Furthermore, the Nominating & Governance Committee believes that the Board should ultimately have additional independent female representation. The Committee also expects that new director candidates will further strengthen the Board’s ability to guide URBN’s digital and omni-channel strategies.

We frequently engage with and greatly value input from shareholders and look forward to continued dialog. Should you wish to discuss these or other issues with us, please contact Oona McCullough, Director of Investor Relations, oona.mccullough@urbanout.com, to schedule a meeting.

Thank you for your thoughtful support over the years.

Sincerely,

Richard A. Hayne Chairman and CEO Urban Outfitters, Inc.	Robert H. Strouse Lead Independent Director Urban Outfitters, Inc.